Exhibit 8(b)

FORM OF TRANSFER AGENCY AND SERVICE AGREEMENT

THIS AGREEMENT is made as of the      day of             , 2019, by and between STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company having its principal office and place of business at One Lincoln Street, Boston, Massachusetts 02111 (“State Street” or the “Transfer Agent”), and BLACKROCK ETF TRUST, a Delaware statutory trust having its principal office and place of business at 100 Bellevue Parkway, Wilmington, Delaware 19809 (the “Trust”).

WHEREAS, the Trust is authorized to issue shares of beneficial interest (“Shares”) in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, the Trust intends to initially offer Shares in one series, as named in the attached Schedule A, which may be amended by the parties from time to time (such series, together with all other series subsequently established by the Trust and made subject to this Agreement in accordance with Section 12 of this Agreement, being herein referred to as a “Fund,” and collectively as the “Funds”);

WHEREAS, each Fund will issue and redeem Shares only in aggregations of Shares known as “Creation Units” as described in the currently effective prospectus and statement of additional information of the Trust (collectively, the “Prospectus”);

WHEREAS, only those entities (“Authorized Participants”) that have entered into an Authorized Participant Agreement with the distributor of the Trust, currently                      (the “Distributor”), are eligible to place orders for Creation Units with the Distributor;

WHEREAS, the Depository Trust Company, a limited purpose trust company organized under the laws of the State of New York (“DTC”) or its nominee will be the record or registered owner of all outstanding Shares;

WHEREAS, the Trust desires to appoint the Transfer Agent to act as its transfer agent, dividend disbursing agent and agent in connection with certain other activities; and Transfer Agent is willing to accept such appointment;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto, agree as follows:

1.	TERMS OF APPOINTMENT

1.1

Appointment. Subject to the terms and conditions set forth in this Agreement, the Trust on behalf of each Fund hereby employs and appoints the Transfer Agent to act as, and the Transfer Agent agrees to act as, transfer agent for the Creation Units and dividend disbursing agent of the Trust and each Fund.

1.2

Transfer Agency Services. In accordance with procedures established from time to time by agreement between the Trust on behalf of the Funds, as applicable, and the Transfer Agent, the Transfer Agent shall:

(i)	establish each Authorized Participant’s account in the applicable Fund on the exchange traded fund platform;

(ii)

receive and process orders for the purchase of Creation Units from the Distributor or the Trust, deposit and deliver Creation Units, and deliver the appropriate order details thereof to the custodian of the applicable Fund as identified by the Trust (the “Custodian”);

(iii)

receive and process redemption requests and redemption directions from the Distributor or the Trust, receive the redemption units (“Redemption Units”) from the Authorized Participant, process the withdrawal of the Redemption Units from DTC, and deliver the appropriate order details thereof to the Custodian;

(iv)

at the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies, if any, to the redeeming Authorized Participant as instructed by the Distributor or the Trust;

(v)	prepare and transmit by means of DTC’s book-entry system payments for any dividends and distributions declared by the Trust on behalf of the applicable Fund;

(vi)

record the issuance of Shares of the applicable Fund and maintain a record of the total number of Shares of each Fund which are issued and outstanding; but Transfer Agent shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares to determine if there are authorized Shares available for issuance or to take cognizance of any laws relating to, or corporate actions required for, the issue or sale of such Shares, which functions shall be the sole responsibility of the Trust and each Fund; and, excluding DTC or its nominee as the record or registered owner, the Transfer Agent shall have no obligations or responsibilities to account for, keep records of, or otherwise related to, the beneficial owners of the Shares; and

(vii)

maintain and manage, as agent for the Trust and each Fund, such bank accounts as the Transfer Agent shall deem necessary for the performance of its duties under this Agreement, including but not limited to, the processing of Creation Unit purchases and redemptions and the payment of a Fund’s dividends and distributions. The Transfer Agent may maintain such accounts at the bank or banks deemed appropriate by the Transfer Agent in accordance with applicable law.

1.3

Additional Services. In addition to, and neither in lieu of nor in contravention of the services set forth in Section 1.2 above, the Transfer Agent shall perform such other services for the Trust that are mutually agreed to by the parties from time to time, for which the Trust will pay such fees as may be mutually agreed upon, including the Transfer Agent’s reasonable out-of-pocket expenses. The provision of such services shall be subject to the terms and conditions of this Agreement.

1.4

Authorized Persons. The Trust, on behalf of each Fund, hereby agrees and acknowledges that the Transfer Agent may rely on the current list of authorized persons, including the Distributor, as provided or agreed to by the Trust and as may be amended from time to time, in receiving instructions to issue or redeem Creation Units. The Trust, on behalf of each Fund, agrees and covenants for itself and each such authorized person that any order or sale of or transaction in Creation Units received by it after the order cut-off time as set forth in the Prospectus or such earlier time as designated by such Fund (the “Order Cut-Off Time”), shall be effectuated at the net asset value determined on the next business day or as otherwise required pursuant to the applicable Fund’s then-effective Prospectus, and the Trust or such authorized person shall so instruct the Transfer Agent of the proper effective date of the transaction.

1.5

Anti-Money Laundering and Client Screening. With respect to the Trust’s or any Fund’s offering and sale of Creation Units at any time, and for all subsequent transfers of such interests, the Trust or its delegate shall, to the extent applicable, directly or indirectly and to the extent required by law: (i) conduct know your customer/client identity due diligence with respect to potential investors and transferees in the Shares and Creation Units and shall obtain and retain due diligence records for each investor and transferee; (ii) use its best efforts to ensure that each investor’s and any transferee’s funds used to purchase Creation Units or Shares shall not be derived from, nor the product of, any criminal activity; (iii) if requested, provide periodic written verifications that such investors/transferees have been checked against the United States Department of the Treasury Office of Foreign Assets Control database for any non-compliance or exceptions; and (iv) perform its obligations under this Section in accordance with all applicable anti-money laundering laws and regulations. In the event that the Transfer Agent has received advice from counsel that access to underlying due diligence records pertaining to the investors/transferees is necessary to ensure compliance by the Transfer Agent with relevant anti-money laundering (or other applicable) laws or regulations, the Trust shall, upon receipt of written request from the Transfer Agent, provide the Transfer Agent copies of such due diligence records.

1.6	State Transaction (“Blue Sky”) Reporting. If applicable, the Trust shall be solely responsible for its “blue sky” compliance and state registration requirements.

1.7

Tax Law. The Transfer Agent shall have no responsibility or liability for any obligations now or hereafter imposed on the Trust, a Fund, any Creation Units, any Shares, a beneficial owner thereof, an Authorized Participant or the Transfer Agent in connection with the services provided by the Transfer Agent hereunder by the tax laws of any country or of any state or political subdivision thereof. It shall be the responsibility of the Trust to notify the Transfer Agent of the obligations imposed on the Trust, a Fund, the Creation Units, the Shares, or the Transfer Agent in connection with the services provided by the Transfer Agent hereunder by the tax law of countries, states and political subdivisions thereof, including responsibility for withholding and other taxes, assessments or other governmental charges, certifications and governmental reporting.

1.8

REGULATION GG. The Trust represents and warrants that it does not engage in an “Internet gambling business,” as such term is defined in Section 233.2(r) of Federal Reserve Regulation GG (12 CFR 233) and covenants that it shall not engage in an Internet gambling business. In accordance with Regulation GG, the Trust is hereby notified that “restricted transactions,” as such term is defined in Section 233.2(y) of Regulation GG, are prohibited in any dealings with the Transfer Agent pursuant to this Agreement or otherwise between or among any party hereto.

2.	FEES AND EXPENSES

2.1

Fee Schedule. For the performance by the Transfer Agent of services provided pursuant to this Agreement, the Trust agrees on behalf of each of the Funds to pay, or to cause to be paid to, the Transfer Agent the fees and expenses set forth in a written fee schedule agreed to between the parties.

3.	REPRESENTATIONS AND WARRANTIES OF THE TRANSFER AGENT

The Transfer Agent represents and warrants to the Trust that:

3.1	It is a trust company duly organized and existing under the laws of The Commonwealth of Massachusetts.

3.2

It is duly registered as a transfer agent under Section 17A(c)(2) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), it will remain so registered for the duration of this Agreement, and it will promptly notify the Trust in the event of any material change in its status as a registered transfer agent.

3.3	It is duly qualified to carry on its business in The Commonwealth of Massachusetts.

3.4	It is empowered under applicable laws and by its organizational documents to enter into and perform the services contemplated in this Agreement.

3.5	All requisite organizational proceedings have been taken to authorize it to enter into and perform this Agreement.

3.6

It has adopted written policies and procedures that are reasonably designed to prevent violations of the “Federal Securities Laws” as such term is defined in Rule 38a-1 under the Investment Company Act of 1940, as amended (the “1940 Act”), with respect to the services to be provided under this Agreement.

4.	REPRESENTATIONS AND WARRANTIES OF THE TRUST ON BEHALF OF THE FUNDS

The Trust on behalf of the Funds represents and warrants to the Transfer Agent that:

4.1	The Trust is organized, existing and in good standing under the laws of its state of organization.

4.2	The Trust is empowered under applicable laws and by its organizational documents to enter into and perform this Agreement.

4.3	All requisite proceedings have been taken to authorize the Trust to enter into, perform and receive services pursuant to this Agreement.

4.4	The Trust is registered under the 1940 Act as an open-end management investment company.

4.5

A registration statement is currently effective under the 1940 Act and will remain effective, and all appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Trust being offered for sale.

4.6

Where information provided by the Trust or the Trust’s investors includes information about an identifiable individual (“Personal Information”), the Trust represents and warrants that it has obtained all consents and approvals, as required by all applicable laws, regulations, by-laws and ordinances that regulate the collection, processing, use or disclosure of Personal Information, necessary to disclose such Personal Information to the Transfer Agent, and as required for the Transfer Agent to use and disclose such Personal Information in connection with the performance of the services hereunder. The Trust acknowledges that the Transfer Agent may perform any of the services, and may use and disclose Personal Information outside of the jurisdiction in which it was initially collected by the Trust, including the United States and that information relating to the Trust, including Personal Information of investors may be accessed by national security authorities, law enforcement and courts. The Transfer Agent shall be kept indemnified by and be without liability to the Trust for any action taken or omitted by it in reliance upon this representation and warranty, including without limitation, any liability or costs in connection with claims or complaints for failure to comply with any applicable law that regulates the collection, processing, use or disclosure of Personal Information.

5.	DATA ACCESS SERVICES

5.1

The Trust acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Trust by the Transfer Agent as part of the Trust’s ability to access certain Trust-related data maintained by the Transfer Agent or another third party on databases under the control and ownership of the Transfer Agent (“Data Access Services”) constitute copyrighted, trade secret, or other proprietary information

(collectively, “Proprietary Information”) of substantial value to the Transfer Agent or another third party. In no event shall Proprietary Information be deemed to be Authorized Participant information or the confidential information of the Trust. The Trust, on behalf of itself and the Funds, agrees to treat all Proprietary Information as proprietary to the Transfer Agent and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder. Without limiting the foregoing, the Trust agrees for itself and its officers and trustees, on behalf of the Funds and their agents, to:

(i)

use such programs and databases solely on the Trust’s, or such agents’ computers, or solely from equipment at the location(s) agreed to between the Trust and the Transfer Agent, and solely in accordance with the Transfer Agent’s applicable user documentation;

(ii)	refrain from copying or duplicating in any way the Proprietary Information;

(iii)

refrain from obtaining unauthorized access to any portion of the Proprietary Information, and if such access is inadvertently obtained, to inform the Transfer Agent in a timely manner of such fact and dispose of such information in accordance with the Transfer Agent’s instructions;

(iv)

refrain from causing or allowing Proprietary Information transmitted from the Transfer Agent’s computers to the Trust’s, or such agents’ computer to be retransmitted to any other computer facility or other location, except with the prior written consent of the Transfer Agent;

(v)	allow the Trust or such agents to have access only to those authorized transactions agreed upon by the Trust and the Transfer Agent;

(vi)

honor all reasonable written requests made by the Transfer Agent to protect at the Transfer Agent’s expense the rights of the Transfer Agent in Proprietary Information at common law, under federal copyright law and under other federal or state law.

5.2

Proprietary Information shall not include all or any portion of any of the foregoing items that are or become publicly available without breach of this Agreement; that are released for general disclosure by a written release by the Transfer Agent; or that are already in the possession of the receiving party at the time of receipt without obligation of confidentiality or breach of this Agreement.

5.3

If the Trust notifies the Transfer Agent that any of the Data Access Services do not operate in material compliance with the most recently issued user documentation for such services, the Transfer Agent shall endeavor in a timely manner to correct such failure. Organizations from which the Transfer Agent may obtain certain data included in the Data Access Services are solely responsible for the contents of such data, and the Trust agrees to make no claim against the Transfer Agent arising out of the contents of such third-party data, including, but not limited to, the accuracy thereof. DATA ACCESS SERVICES AND ALL COMPUTER PROGRAMS

AND SOFTWARE SPECIFICATIONS USED IN CONNECTION THEREWITH ARE PROVIDED ON AN “AS IS, AS AVAILABLE” BASIS. THE TRANSFER AGENT EXPRESSLY DISCLAIMS ALL WARRANTIES EXCEPT THOSE EXPRESSLY STATED HEREIN INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

5.4

If the transactions available to the Trust include the ability to originate electronic instructions to the Transfer Agent in order to effect the transfer or movement of cash or Creation Units or transmit Authorized Participant information or other information, then in such event the Transfer Agent shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established by the Transfer Agent from time to time.

5.5	Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section. The obligations of this Section shall survive any earlier termination of this Agreement.

6.	STANDARD OF CARE / LIMITATION OF LIABILITY

6.1

In carrying out the provisions of this Agreement, the Transfer Agent shall act (i) with reasonable care and diligence and in good faith, (ii) without negligence, fraud, willful misconduct, willful omission or bad faith, and at least at the same standard of care as the Transfer Agent provides for itself and its affiliates (“Affiliates”) with respect to similar services, and (iii) with the level of skill and care which would be expected from a reasonably skilled and experienced professional provider of services similar to the services provided under this Agreement. The Transfer Agent assumes no responsibility and shall not be liable for loss or damage due to errors, including encoding and payment processing errors, unless and to the extent said errors are caused as a result of the Transfer Agent failing to exercise such standard of care. The parties agree that any encoding or payment processing errors shall be governed by this standard of care, and that Section 4-209 of the Uniform Commercial Code is superseded by this Section.

6.2

Except as may otherwise be agreed to by the parties, the Transfer Agent’s cumulative liability for each calendar year (a “Liability Period”) with respect to the Trust under this Agreement regardless of the form of action or legal theory shall be limited to its total annual compensation earned and fees payable hereunder during the preceding Compensation Period, as defined herein, for any liability or loss suffered by the Trust including, but not limited to, any liability relating to qualification of the Trust as a regulated investment company or any liability relating to the Trust’s compliance with any federal or state tax or securities statute, regulation or ruling during such Liability Period. “Compensation Period” shall mean the calendar year ending immediately prior to each Liability Period in which the event(s) giving rise to the Transfer Agent’s liability for that period have occurred. In no event shall the Transfer Agent be liable for special, incidental, indirect, punitive or consequential damages, regardless of the form of action and even if the same were foreseeable.

7.	INDEMNIFICATION

7.1

The Transfer Agent shall not be responsible for, and the Trust on behalf of itself and each Fund shall indemnify and hold the Transfer Agent harmless from and against, any and all losses, damages, costs, charges, counsel fees (including the defense of any lawsuit in which the Transfer Agent or Affiliate is a named party), payments, expenses and liability arising out of or attributable to:

(i)

all actions of the Transfer Agent or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in accordance with the standard of care in Section 6.1;

(ii)	the Trust’s material breach of any representation, warranty or covenant of the Trust hereunder;

(iii)	the Trust’s lack of good faith, gross negligence or willful misconduct;

(iv)

reasonable reliance upon, and any subsequent use of or action taken or omitted, by the Transfer Agent, or its agents or subcontractors on: (a) any information, records, documents, data, stock certificates or services, which are received by the Transfer Agent or its agents or subcontractors by machine readable input, facsimile, CRT data entry, electronic instructions or other similar means authorized by the Trust, and which have been prepared, maintained or performed by the Trust or any other person or firm on behalf of the Trust, including but not limited to any broker-dealer, third party administrator or previous transfer agent; (b) any instructions or requests of the Trust or its officers or the Trust’s agents or subcontractors or their officers or employees; (c) any reasonable instructions or opinions of legal counsel to the Trust or any Fund with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement which are provided to the Transfer Agent after consultation with such legal counsel; or (d) any paper or document, reasonably believed to be genuine, authentic, or signed by the proper person or persons;

(v)

the offer or sale of Creation Units in violation of any requirement under the federal or state securities laws or regulations requiring that such Creation Units be registered, or in violation of any stop order or other determination or ruling by any federal or state agency with respect to the offer or sale of such Creation Units;

(vi)

the negotiation and processing of any checks, wires and ACH transmissions, including without limitation, for deposit into, or credit to, the Trust’s demand deposit accounts maintained by the Transfer Agent;

(vii)	all actions relating to the transmission of Trust, Creation Unit or Authorized Participant data through the NSCC clearing systems, if applicable; and

(viii)

any tax obligations under the tax laws of any country or of any state or political subdivision thereof, including taxes, withholding and reporting requirements, claims for exemption and refund, additions for late payment, interest, penalties and other expenses (including legal expenses) that may be assessed, imposed or charged against the Transfer Agent as transfer agent hereunder.

7.2

At any time the Transfer Agent may apply to any officer of the Trust for instructions, and may consult with legal counsel (which may be Trust counsel) with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement, and the Transfer Agent and its agents or subcontractors shall not be liable and shall be indemnified by the Trust on behalf of the applicable Fund for any action taken or omitted by it in reasonable reliance upon such instructions or upon the opinion of such counsel. The Transfer Agent, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Trust or the applicable Fund, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided the Transfer Agent or its agents or subcontractors by machine readable input, electronic data entry or other similar means authorized by the Trust on behalf of the Funds, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Trust.

8.	ADDITIONAL COVENANTS OF THE TRUST AND THE TRANSFER AGENT

8.1	Delivery of Documents. The Trust shall promptly furnish, or cause to be furnished, to the Transfer Agent the following:

(i)

A certificate of the Secretary of the Trust certifying the resolution of the Board of Trustees of the Trust authorizing the appointment of the Transfer Agent and the execution and delivery of this Agreement.

(ii)	A copy of the Declaration of Trust and By-Laws of the Trust and all amendments thereto.

8.2

Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Transfer Agent agrees that all records which it maintains for the Trust shall at all times remain the property of the Trust, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request except as otherwise provided in Section 10.3. The Transfer Agent further agrees that all records that it maintains for the Trust pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above. Records may be surrendered in either written or machine-readable form, at the option of the Transfer Agent. In the event that the Transfer Agent is requested or authorized by the Trust, or required by subpoena, administrative order, court order or other legal process, applicable law or regulation, or required in connection with any investigation, examination or inspection of the Trust by state or federal regulatory agencies, to produce the records of the Trust or the Transfer Agent’s personnel as witnesses or deponents, the Trust agrees to pay the Transfer Agent for the Transfer Agent’s time and expenses, as well as the fees and expenses of the Transfer Agent’s counsel, incurred in such production.

9.	CONFIDENTIALITY AND USE OF DATA

9.1

All information provided under this Agreement by a party (the “Disclosing Party”) to the other party (the “Receiving Party”) regarding the Disclosing Party’s business and operations shall be treated as confidential. Subject to Section 9.2 below, all confidential information provided under this Agreement by Disclosing Party shall be used, including disclosure to third parties, by the Receiving Party, or its agents, delegates or service providers, solely for the purpose of performing or receiving the services and discharging the Receiving Party’s other obligations under the Agreement or managing the business of the Receiving Party and its Affiliates, including financial and operational management and reporting, risk management, legal and regulatory compliance and client service management. The foregoing shall not be applicable to any information (a) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (b) that is independently derived by the Receiving Party without the use of any information provided by the Disclosing Party in connection with this Agreement, or (c) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, the Receiving Party shall be permitted to disclose any confidential information provided under this Agreement by Disclosing Party (i) to comply with any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process or (ii) as required by operation of law or regulation or as required to comply with the requirements of any market infrastructure that the Disclosing Party or its agents direct the Transfer Agent or its Affiliates to employ (or which is required in connection with the holding or settlement of instruments included in the assets subject to this Agreement), provided that the Receiving Party take reasonable steps to otherwise maintain the confidential nature of such information.

9.2

(i) In connection with the provision of the services and the discharge of its other obligations under this Agreement, the Transfer Agent (which term for purposes of this Section 9.2 includes each of its Affiliates) may collect and store information regarding the Trust or any Fund (“Fund Information”) and share such Fund Information with its Affiliates, agents, delegates and service providers in order and to the extent reasonably necessary (i) to carry out the provision of services contemplated under this Agreement and other agreements between the Trust and the Transfer Agent or any of its Affiliates and (ii) to carry out the internal management of its businesses, including, but not limited to, financial and operational management and reporting, risk management, legal and regulatory compliance.

(ii) Except as expressly contemplated by this Agreement, nothing in this Section 9.2 shall limit the confidentiality and data-protection obligations of the Transfer Agent and its Affiliates under this Agreement and applicable law. The Transfer Agent shall cause any Affiliate, agent or service provider to which it has disclosed Data pursuant to this Section 9.2 to comply at all times with confidentiality and data-protection obligations as if it were a party to this Agreement.

9.3

The Transfer Agent affirms that it has, and will continue to have throughout the term of this Agreement, procedures in place that are reasonably designed to protect the privacy of non-public personal consumer/customer financial information to the extent required by applicable laws, rules and regulations.

10.	EFFECTIVE PERIOD AND TERMINATION

10.1

Term. This Agreement shall remain in full force and effect for an initial term ending one (1) year from the effective date (the “Initial Term”). After the expiration of the Initial Term, this Agreement shall automatically renew for successive one (1) year terms. Following the Initial Term, this Agreement may be terminated by any Trust or Fund upon no less than ninety (90) days’ prior written notice to the Transfer Agent, or by the Transfer Agent upon no less than 180 days’ prior written notice to the applicable Trust or Fund.

10.2

Termination. During the Initial Term and thereafter, either party may terminate this Agreement as to the Trust or a Fund: (i) in the event of the other party’s material breach of a material provision of this Agreement that the other party has either failed to cure or failed to establish a remedial plan to cure that is reasonably acceptable to the non-breaching party, in each case, within 60 days’ written notice of such breach, or (ii) in the event of the appointment of a conservator or receiver for the other party, the commencement by or against the other party of a bankruptcy or insolvency case or proceeding, or upon the happening of a like event to the other party at the direction of an appropriate agency or court of competent jurisdiction.

10.3

Payments Owing to the Transfer Agent. Upon termination of this Agreement pursuant to Sections 10.1 and 10.2 with respect to the Trust or any Fund, the Trust or applicable Fund shall pay Transfer Agent its compensation due as of the date of such termination and shall reimburse Transfer Agent for its costs, expenses and disbursements. In the event of: (i) the Trust’s termination of this Agreement with respect to the Trust or its Fund(s) for any reason other than as set forth in the immediately preceding paragraph or (ii) a transaction not in the ordinary course of business pursuant to which the Transfer Agent is not retained to continue providing services hereunder to the Trust or a Fund (or its respective successor), the Trust or applicable Fund shall pay the Transfer Agent its compensation due through the end of the then-current term (based upon the average monthly compensation previously earned by Transfer Agent with respect to the Trust or such Fund) and shall reimburse the Transfer Agent for its costs, expenses and disbursements. Upon receipt of such payment and reimbursement, the Transfer Agent will deliver the Trust’s or such Fund’s records as set forth herein.

10.4

Exclusions. For the avoidance of doubt, no full term payment will be required pursuant to clause (ii) of Section 10.3 in the event of any transaction such as (a) the liquidation or dissolution of the Trust or a Fund and distribution of the Trust’s or such Fund’s assets as a result of the Board’s determination in its reasonable business judgment that the Trust or such Fund is no longer viable or that the liquidation is in the best interest of the Trust or such Fund, (b) a merger of the Trust or a Fund into, or the consolidation of the Trust or a Fund with, another entity, or (c) the sale by the Trust or a Fund of all, or substantially all, of its assets to another entity, in each of (b) and (c) where the Trust provides ninety (90) days’ prior written notice in advance of the closing date of any such transactions.

10.5

Effect of Termination. Termination of this Agreement with respect to any one particular Fund shall in no way affect the rights and duties under this Agreement with respect to the Trust or any other Fund.

11.	ADDITIONAL TRUSTS/FUNDS

In the event that any statutory trust in addition to those listed on Appendix A hereto desires to have the Transfer Agent render services as Transfer Agent under the terms hereof, it shall so notify the Transfer Agent in writing, and if the Transfer Agent agrees in writing to provide such services, such statutory trust shall become a Trust hereunder and be bound by all terms and conditions and provisions hereof, except as otherwise modified in writing.

In the event that the Trust establishes one or more series of Shares in addition to the Fund listed on the attached Schedule A, with respect to which the Trust desires to have the Transfer Agent render services as transfer agent under the terms hereof, it shall so notify the Transfer Agent in writing, and if the Transfer Agent agrees in writing to provide such services, such series of Shares shall become a Fund hereunder.

12.	ASSIGNMENT

12.1

Except as provided in Section 14 below, neither this Agreement nor any rights or obligations hereunder may be assigned by (a) the Trust without the written consent of the Transfer Agent or (b) the Transfer Agent without the written consent of the Trust. Notwithstanding the foregoing, the Transfer Agent may assign this Agreement to a successor of all or a substantial portion of its business or to an Affiliate of the Transfer Agent upon ninety (90) days’ written notice to the Trust.

12.2

Except as explicitly stated elsewhere in this Agreement, nothing under this Agreement shall be construed to give any rights or benefits in this Agreement to anyone other than the Transfer Agent and the Trust on behalf of the Funds, and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of the Transfer Agent and the Trust on behalf of the Funds. This Agreement shall inure to the benefit of, and be binding upon, the parties and their respective permitted successors and assigns.

12.3

This Agreement does not constitute an agreement for a partnership or joint venture between the Transfer Agent and the Trust. Other than as provided in Section 14 neither party shall make any commitments with third parties that are binding on the other party without the other party’s prior written consent.

13.	RESERVED.

14.	MISCELLANEOUS

14.1	Amendment. This Agreement may be amended or modified by a written agreement executed by both parties.

14.2

New York Law to Apply. This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the State of New York without giving effect to any conflict of laws rules.

14.3

Force Majeure. In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

14.4

Data Protection. The Transfer Agent will implement and maintain a comprehensive written information security program that contains appropriate security measures to safeguard the personal information of the Trust’s shareholders, employees, directors and/or officers that the Transfer Agent receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder. For these purposes, “personal information” shall mean (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) driver’s license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account. Notwithstanding the foregoing “personal information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.

14.5

Survival. All provisions regarding indemnification, warranty, liability, and limits thereon, and confidentiality and/or protections of proprietary rights and trade secrets shall survive the termination of this Agreement.

14.6

Severability. If any provision or provisions of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

14.7

Priorities Clause. In the event of any conflict, discrepancy or ambiguity between the terms and conditions contained in this Agreement and any schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

14.8

Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement or the failure of a party hereto to exercise or any delay in exercising any right or remedy under this Agreement shall not constitute a waiver of any such term, right or remedy or a waiver of any other rights or remedies, and no single or partial exercise of any right or remedy under this Agreement shall prevent any further exercise of the right or remedy or the exercise of any other right or remedy. Any waiver must be in writing signed by the waiving party.

14.9

Entire Agreement. This Agreement and any schedules, exhibits, attachments or amendments hereto constitute the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

14.10

Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same Agreement. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

14.11

Reproduction of Documents. This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

14.12	Notices. Any notice instruction or other instrument required to be given hereunder will be in writing and may be sent by hand, or by facsimile transmission, or overnight delivery by any recognized delivery service, to the parties at the following address or such other address as may be notified by any party from time to time:

(a)	If to Transfer Agent, to:

State Street Bank and Trust Company

Transfer Agency

Attention: Compliance

One Heritage Drive Building

1 Heritage Drive

Mail Stop OHD0100

North Quincy MA 02171

With a copy to:

STATE STREET BANK AND TRUST COMPANY

Legal Division – Global Services Americas

One Lincoln Street

Boston, MA 02111

Attention: Senior Vice President and Senior Managing Counsel

(b)	If to the Trust, to:

BlackRock Advisors, LLC

40 East 52nd Street, 19th Floor

New York, NY 10022

Attention: Neal J. Andrews

Telephone: 302-797-6179

14.13

Interpretive and Other Provisions. In connection with the operation of this Agreement, the Transfer Agent and the Trust on behalf of each of the Funds, may from time to time agree on such provisions interpretive of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement. Any such interpretive or additional provisions shall be in a writing signed by all parties, provided that no such interpretive or additional provisions shall contravene any applicable laws or regulations or any provision of the Trust’s governing documents. No interpretive or additional provisions made as provided in the preceding sentence shall be deemed to be an amendment of this Agreement.

14.14

Delegation. The Transfer Agent shall retain the right to employ its Affiliates to provide or assist it in the provision of any part of the services stated herein or the discharge of any other obligations or duties under this Agreement without the consent or approval of the Trust. The Transfer Agent may employ other agents, subcontractors, consultants and other third parties (each a “Delegate”) to provide the services stated herein to the Trust upon the prior written consent of the Trust. The

Transfer Agent shall be responsible for the acts and omissions of any such Delegate or Affiliate so employed as if the Transfer Agent had committed such acts and omissions itself. The Transfer Agent shall be responsible for the compensation of its Delegates and Affiliates. Notwithstanding the foregoing, in no event shall the term Delegate include consultants, authorized data sources, suppliers of Transfer Agent’s third party technology, providers of market infrastructure, and other non-affiliated entities that provide similar assistance to the Transfer Agent in the performance of its duties under this Agreement, and the Transfer Agent shall have no liability for their acts or omissions except as otherwise expressly provided elsewhere in this Agreement.

14.15

Limitation on Liability of Trustees. Notice is hereby given that this Agreement is not executed on behalf of any directors or trustees of any Trust as individuals, and the obligations of this Agreement are not binding on any of the directors, trustees, officers, shareholders or partners of any Trust individually, but are binding only upon the property of each Trust or Fund. In relation to each Trust which is a business trust, this Agreement is executed and made by the Trustees of the Trust not individually, but as trustees under the Declarations of Trust of the Trust and the obligations of this Agreement are not binding upon any of such Trustees or upon any of the shareholders of the Fund individually, but bind only the trust estate of the Trust. The Transfer Agent agrees that no shareholder, director, trustee, officer or partner of any Trust may be held personally liable or responsible for any obligations of any Trust arising out of this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

STATE STREET BANK AND TRUST COMPANY

By:
Name:
Title:

BLACKROCK ETF TRUST

By:
Name:
Title:

Schedule A

LIST OF FUNDS

BlackRock ETF Trust	BLK Ticker	Custody Account#
1. BlackRock U.S. Equity Factor Rotation ETF	DYNF	9ETF